Exhibit 99.1

Press Release
March 9, 2010
7575 West Jefferson Blvd
Fort Wayne, IN 46804
Phone: 260.969.3500
Fax: 260.969.3590
www.steeldynamics.com

Steel Dynamics Announces Cash Dividend and Issues First Quarter Guidance

FORT WAYNE, INDIANA, March 9, 2010 — Steel Dynamics, Inc. (NASDAQ / GS: STLD) today announced that its board of directors has declared a quarterly cash dividend of $0.075 per common share, payable on or about April 12, 2010 to shareholders of record at the close of business on March 31, 2010.

The company also issued first quarter 2010 earnings guidance of $0.22 to $0.27 per diluted share, in comparison with net income of $0.12 per diluted share in the fourth quarter of 2009.    In contrast, the company reported a net loss of ($0.48) per diluted share for the first quarter of 2009.

The company has continued to benefit from robust order entry activity and corresponding pricing improvement at its sheet and special-bar-quality steel operations during the first quarter.  Likewise, scrap prices have also increased during the quarter, enhancing the profitability of the company’s metals recycling operations.  Consistent with general guidance given in early February, the company’s structural steel and downstream fabrication operations remain weak.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Source:  Steel Dynamics, Inc.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590       f.warner@steeldynamics.com